Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES POSITIVE FDA ACTION ON ACZONE™
FDA Removes Blood Testing Requirements

For Immediate Release	March 17, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that the U.S. Food and Drug Administration (FDA) has completed its review of QLT USA, Inc.’s labeling supplement (sNDA) for Aczone™ and has removed the glucose-6-phosphate dehydrogenase (G6PD) screening and blood monitoring requirements.
“We are extremely pleased to report the FDA decision to change the Aczone label as it validates QLT’s clinical, regulatory and commercialization strategy for this product. Management believed in the product and took the necessary steps to address the FDA’s needs, ultimately dramatically enhancing the value of Aczone,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Aczone represents an important clinical advance in the treatment of acne and demonstrated safety and efficacy in over 4,000 patients. We can now focus on the divestment of this asset.”
The sNDA submitted at the end of May 2007 was primarily based on the Phase IV clinical trial completed in 56 safety-evaluable G6PD-deficient patients (see the related press release issued November 7, 2006). This study demonstrated no clinical evidence of hemolytic anemia in this patient population.
Aczone was originally approved for sale on July 7, 2005. The Phase IV clinical trial of the product was performed to meet a post-approval commitment requested by the FDA. The purpose of this study was to gather more information about the safety of Aczone, a prescription topical medicine, in treating patients with acne who have G6PD deficiency. During a six-month period, patients were treated with both Aczone and the Aczone-vehicle (control group) in a cross-over design. Data was analyzed by third party clinical experts in dermatology and hematology who concluded that no clinically meaningful changes in safety-related parameters were observed in the trial.
Aczone is the only acne treatment to harness the potential of dapsone in a topical formulation to provide patients with a convenient and effective therapy. QLT USA owns worldwide marketing rights to Aczone.

About Aczone™
ACZONE is an aqueous topical gel containing 5% dapsone. Combining dapsone in QLT USA’s proprietary Solvent Microparticulate (SMP™) gel enables dapsone to be applied topically and safely. In two randomized double-blind, vehicle-controlled clinical studies in 3,000 acne patients, ACZONE Gel achieved statistically significant percent reduction in the number of acne lesions and better success rate on the Global Acne Assessment Score. The most common adverse events reported from controlled clinical trials include oiliness/peeling, dryness, and erythema. There were no significant differences in the adverse event rates between ACZONE Gel and vehicle control treated patients.
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. You can identify these forward-looking statements by QLT’s use of words such as “expects,” “will”, “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: QLT’s ability, and the time period necessary to complete any divestment of Aczone is uncertain, and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.